Exhibit 10.59

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”), by and between Troy Rhonemus (the “Employee”) and ChromaDex, Inc. and any parents, subsidiaries, or affiliates of the Company (collectively referred to herein as the “Company”).

WHEREAS, Employee is an at-will employee of the Company;

WHEREAS, Employee’s employment with the Company will terminate on November 20, 2018;

WHEREAS, the Agreement governs the terms of Employee’s separation from the Company.

WHEREAS, the parties desire to fully and expeditiously settle any and all potential claims, charges or issues of law or fact that have been raised or could have been raised by the Employee against the Company arising out of or in any way related to the Employee’s employment with the Company and/or the separation of his employment, and without the Company acknowledging any liability whatsoever;

NOW, THEREFORE, in consideration of the monies, mutual promises, and mutual covenants contained herein, the parties agree as follows:

1. Termination. Employee’s employment with the Company has been terminated. If a prospective future employer of Employee wishes to verify employment, the employer should contact the Company’s human resources department and will be provided a neutral reference including only Employee’s dates of employment and last position held. Employee recognizes that for purposes of the continuation coverage requirement of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, a “qualifying event” and “applicable change in status” occurs as of November 20, 2018. Company agrees to give Employee all notices and information required under such laws.

2. Separation Benefits.

a.           In exchange for the promises of Employee contained in this Agreement, the Company agrees to extend an offer to Employee to act as a non-employee consultant to the Company for a period of fourteen (14) months, beginning immediately upon conclusion of his employment to insure continuous services, with compensation for such consultancy to be indicated in a consulting agreement. Employee understands and acknowledges that he would not otherwise be entitled to receive such an offer for consultancy services, or any payments from the Company after November 20, 2018. Such Consulting Agreement is provided to Employee simultaneously with this Agreement.

b.           Employee acknowledges and agrees that he/she is not entitled to any other payments, salary, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph. By signing this agreement, Employee acknowledges that all owed wages have been paid. Employee acknowledges that he/she is responsible for all taxes due and owing on such amount, except for payroll taxes and other normal withholding accomplished by the Employer.

3. Treatment of Options. For purposes of the Equity Incentive Plan of ChromaDex Corp., Employee shall be deemed to have voluntarily resigned his/her employment with the Company. Notwithstanding any provision of the Plan or any other agreement between Employee and the Company or any other party to the contrary, the Company agrees that Employee shall have the unqualified right to exercise any of the vested options for a period of thirty (30) days from the last date of employment.

4. Employee Release.

a.           In exchange for the consideration made by the Company in this Agreement, Employee understands that he/she is agreeing not to sue, or file any claim against the Company, and thereby irrevocably and unconditionally discharges the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of the Agreement.

b.           Such release includes, but is not limited to, claims, causes of action, or liabilities including but not limited to: compensatory claims of back wages, front wages, or any other monetary claims arising under the California Constitution, Title VII of the Civil Rights Act, (42 U.S.C. §2000e), the Americans with Disabilities Act (42 U.S.C. §12100 et seq.), the Employee Retirement Income Security Act, as amended, Equal Pay Act, Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 621-634), the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the National Labor Relations Act, the California Fair Employment and Housing Act (Cal. Govt. Code §129300 et seq.), the Fair Labor Standards Act, California Labor Code Sections 201, 202, 203, 22, 510, 1194, 1197 and 1198, or any other California or federal statute or common law principle of similar effect, including (without limitation) laws providing recourse for claims based on age, sex, transgender status, gender identity and expression, sexual orientation, sexual harassment, attainment of benefit plan rights, race, color, genetic information, genetic testing, religion, religious creed, national origin, ancestry disability, physical disability, marital status, civil union status, military status, veteran status, workplace hazards to reproductive systems, or any legally protected status; including, but not limited to harassment and/or retaliation on any basis, any claims for compensation, leaves of absence, overtime pay, vacation or other paid time off, incentives, bonus including any claims pursuant to ERISA, the Fair Labor Standards Act, the Family Medical Leave Act, and any law of the State of California and/or any local ordinance, including but not limited to any claims for attorneys’ fees and costs on any basis (“Claim” or “Claims”); and/or

c.            Claims, actions, or causes of action whatsoever which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which Employee at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Releasees. In the event that Employee, his heirs, executors, administrators, successors, or assigns attempts to challenge, modify, reform, set aside, nullify or cancel this Agreement for any reason, then the prevailing party in any such litigation shall be entitled to reimbursement of all reasonable attorneys’ fees and costs incurred in connection with defending such claims.

d.            The Parties agree that to the extent, if any, Employee may have a right to file or participate in a claim or charge against the Company, which cannot be waived, this Agreement shall not be intended to waive such a right. However, even if Employee has a right to file or participate in a claim or charge against the Company, he agrees that he/she shall not obtain, and hereby waives his/her right to, any relief (legal, equitable, or other) from such a claim or charge.

e.           Employee acknowledges, understands, and expressly consents that this Agreement constitutes a full and final release of any person or entity named in this Agreement, with respect to all claims, demands, indemnity claims, actions, suits, liens, debts, damages, warranty claims, and liabilities against the Company, arising from or relating to Employee’s employment with the Company, including those which are unknown and unanticipated as well as those which are known and disclosed. In that respect, and with regard to the Release contained herein, Employee expressly waives all rights under Section 1542 of the Civil Code of California and any similar law of any state or territory of the United States, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

f.            Employee understands and acknowledges that he/she was presented with this Agreement on 11/20/18, and:

i.            Has been offered a period of twenty-one (21) days from the receipt of this Agreement within which to consider acceptance of this Agreement before executing it;

ii.           Has carefully read this Agreement and fully understands all of the provisions of this Agreement and has agreed to accept all of the terms contained therein without any pressure of coercion by the Employer;

iii.           By this Agreement, Employee understands that he/she is releasing the Releasees as defined in paragraph 4 of this Agreement from any and all claims he/she may have against the Releasees;

iv.           Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

v.           Knowingly and voluntarily intends to be legally bound by this Agreement;

vi.           Has been advised to consult with an attorney of his/her choice prior to executing this Agreement;

vii.           Has a full seven (7) calendar days following the execution of this Agreement to revoke this Agreement and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable until this revocation period has expired. Employee will not receive any of the separation benefits until that revocation period has expired. To revoke, Employee must send written confirmation to Jordan A. Gropack (JordanG@chromadex.com) within seven (7) calendar days expressly indicating his/her revocation.

viii.           Employee agrees that any modifications, material or otherwise, made to this agreement and general release do not restart or affect in any manner the original seven (7) day consideration period.

g.           Employee agrees that the Agreement does not constitute any admission by the Company that any personnel action it took with respect to the Employee was wrongful, unlawful, tortious, in contravention to the laws or public policies of the State of California, in breach of any written or oral contract, or in violation of any federal statute, regulation, and/or constitutional provision.

5. Confidentiality.

a.           Employee acknowledges and agrees that during his/her employment with the Company he/she had access to and gained knowledge of certain Company and client confidential information which he/she agrees to keep confidential including: matters pertaining to clients, products, financial, IT and policy issues pertaining to the Company, and information relating to current and former employees of the Company. Disclosure of any such information in any form and any attempts to access such information (unless specifically authorized by the Company) is considered a breach of this Agreement.

b.           Employee agrees to immediately return to the Company all Company property and information in his/her possession including, but not limited to: Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development, and agrees that he/she will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Employee further agrees that he/she will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise, and acknowledges that any use of Company property and information in any future dealings, business or otherwise, would constitute a breach of the Agreement.

c.           Employee agrees that he/she will not disclose, directly or indirectly, the underlying facts that led up to the Agreement or the terms or existence of the Agreement. Employee represents that he/she has not and will not, in any way, publicize the terms of the Agreement and agrees that its terms are confidential and will not be disclosed by him/her except that he may discuss the terms of the Agreement with his/her attorneys, financial advisors, accountants, and members of hi/hers immediate family, or as required by law. Employee understands and agrees that should he violate the provision of the Agreement, he/she will be responsible to the Company for liquidated damages in the amount of any and all funds payable pursuant to the Agreement and understands that such monetary relief shall not be a bar to the Company’s pursuit of injunctive relief.

d.           Employee acknowledges that any breach of Section 6 of the Agreement would cause irreparable injury to the Company for which there is no adequate remedy at law. In addition to any remedies that may be available to the Company in the event of a breach or threatened breach of Section 6 of the Agreement by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

6. Non-disparagement. Employee represents and agrees that he/she shall refrain from making any written or oral statements to any person or entity with whom the Company or Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, its affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, directors, officers, agents, representatives, or clients.

7. Non-Solicitation of Company Employees. As a condition for the Separation Benefits in Section 2 above, Employee will preserve the confidentiality of all trade secrets and other confidential information of the Company as described above. Further, Employee will not now nor at any time in the future disrupt, damage, impair or interfere with the business of the Company whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, representatives or vendors or otherwise. Specifically, Employee is barred from hiring, directly or indirectly, or assisting in the hiring of any ChromaDex employee for a period of three (3) years.

9. Future Cooperation. Employee agrees to reasonably cooperate with the Company, its financial and legal advisors, in connection with any business matters for which the Employee’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies.

10. Applicable Law and Jurisdiction. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles. Any dispute regarding the Agreement or related to the Employee’s employment with the Company shall be resolved in the Courts located in Orange County, California, without a jury (which is hereby expressly waived).

11. Entire Agreement. The Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as the Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. The Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

12. Non-Assignment. Employee has not assigned or transferred any claim he/she is releasing, nor has he/she purported to do so. If any provision in the Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

13. Binding Effect.                                  This Agreement shall be binding upon Employee and upon his/her heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon an inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

14. Severability.                                 Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall not be a part of this Agreement. The parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

15. Acknowledgement. Employee acknowledges and agrees that he/she has carefully read and fully understands all of the provisions of this Agreement. Employee voluntarily enters into this Agreement by signing this Agreement below.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date entered below.

CHROMADEX, INC.

By:  /s/ Mark Friedman

Name: Mark Friedman
By General Counsel & Secretary

Date: 11/19/2018

Employee

By: /s/ Troy Rhonemus

Name: Troy Rhonemus

Date: 11/20/2018